Exhibit 99.1
Interwoven Provides Update on its
Voluntary Review of Historical Stock Option Grant Procedures and Announces
Expected Restatement of Historical Financial Statements
SAN JOSE, Calif., — November 9, 2007 — Interwoven, Inc. (NASDAQ: IWOV), a global leader in content management solutions, today announced an update on the on-going, previously-announced, voluntary review being conducted by the Audit Committee of the Board of Directors of the Company’s historical stock option grant procedures and related accounting.
Based on the on-going review, the Audit Committee has reached the conclusion that the appropriate measurement dates for financial accounting purposes for certain stock option grants differ from the previously recorded grant dates of those awards. The assessment of the accounting impacts of the change in measurement dates for certain stock option grants is ongoing. However, based on the preliminary assessment of the impact, the Audit Committee concluded on November 8, 2007, after consultations with management and its independent advisors, that additional charges for stock-based compensation expense will be required, and that those charges will be material with respect to certain prior periods.
The Company currently expects to record additional pre-tax, non-cash charges for stock-based compensation expense related to historical option grants in the range of $30 million to $35 million. Approximately $2 million to $5 million of these charges, which relate primarily to stock options issued prior to 2002, is expected to be charged to the consolidated statement of operations for years ended December 31, 2002 through 2005. The remainder of these charges is expected to be recorded as a charge to accumulated deficit as of December 31, 2001. Such charges are expected to have the effect of increasing the Company’s net loss and increasing accumulated deficit as reported in the Company’s historical consolidated financial statements. The restatement will is also expected to reflect previously unrecorded adjustments not related to accounting for stock options that were previously deemed to be immaterial to our consolidated financial statements.
As a result of the Audit Committee’s findings, the Company has concluded that the consolidated balance sheets as of December 31, 1999 through, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 1999 through 2005 should no longer be relied upon. As a result, the Company expects to restate its previously-issued consolidated financial statements for years 2002 through 2005 and its condensed consolidated balance sheets for each of the quarters in 2005 and the first three quarters of 2006 to correct errors related to accounting for stock-based compensation expense. Accordingly, the consolidated financial statements, financial press releases and similar communications issued by the Company with respect to the affected periods should no longer be relied upon.

As soon as practicable following the completion of the Audit Committee’s review and the review of the conclusions of the Audit Committee by the Company and the Company’s current independent registered public accounting firm, Ernst & Young LLP, and its former independent registered public accounting firm, KPMG LLP, Interwoven intends to prepare restated consolidated financial statements for all affected periods and, as soon as practicable thereafter, become current on the filing of its periodic reports required under the Securities Exchange Act of 1934, as amended.
The Staff of the Securities and Exchange Commission notified Interwoven on October 24, 2007 that no enforcement action is currently being recommended with respect to the Company’s historical stock option granting practices.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking” statements relating to the Audit Committee’s review of historical stock option grant procedures and expected financial statement restatements. These statements are predictions that are based on estimates and information available to us at the time of this press release and are not guarantees of future performance or events. Actual results could differ materially from our current expectations as a result of various            factors      , including: the discovery of additional information relevant to the review, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to our historical stock option grants and the impact of the review on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded, the timing of review and conclusions of our independent registered public accounting firm regarding our historical stock option grants and related accounting, accounting adjustments to the our consolidated financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, an unanticipated delay in the preparation and filing of our required reports with the Securities and Exchange Commission or an inability to meet the requirements of the NASDAQ Global Market for continued listing of its shares. The stock option grant procedures under review and related matters could also lead to potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the Securities and Exchange Commission and/or other regulatory agencies, and negative tax or other implications for us resulting from any accounting adjustments or other factors.
About Interwoven
Interwoven is a global leader in content management solutions. Interwoven’s software and services enable organizations to effectively leverage content to drive business growth by improving the customer experience, increasing collaboration, and streamlining business processes in dynamic environments. Our unique approach combines user-friendly simplicity with robust IT performance and scalability to unlock the value of content. Today, more than 4,000 enterprise and professional services organizations worldwide have chosen Interwoven, including: adidas, Airbus, Avaya, Cisco, DLA Piper, the Federal Reserve Bank, FedEx, HSBC, LexisNexis, Microsoft, Samsung, Shell, Samsonite, White & Case, and Yamaha. Over 20,000 developers and over 300 partners enrich and extend Interwoven’s offerings. To learn more about Interwoven, please visit www.interwoven.com.
Investor Relations Contact:
Brian Andersen
Interwoven, Inc.
(408) 953-7218
bandersen@interwoven.com
Media Relations Contact:
Randy Cairns
Interwoven, Inc.
(408) 953-7111
rcairns@interwoven.com